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                                                                      EXHIBIT 99


[LOGO]                                   FOR IMMEDIATE RELEASE
                                         CONTACT:  CONWAY G. IVY
                                         SENIOR VICE PRESIDENT, CORPORATE
                                         PLANNING AND DEVELOPMENT
                                         216-566-2102


                                      NEWS:


            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140


CLEVELAND, OHIO, September 1, 2004 - The Sherwin-Williams Company (NYSE: SHW) completed its previously announced acquisitions of 100% of the stock of Duron, Inc. and Paint Sundry Brands Corporation. The aggregate consideration for these acquisitions, including the assumption of certain financial obligations, is approximately $625 million. Sherwin-Williams will finance the acquisitions through the use of cash, liquidated short-term investments and $350 million in proceeds from the sale of commercial paper under its existing commercial paper program.

The acquisitions, which will be reflected in Sherwin-Williams' 2004 financial statements for the months of September through December, will be only slightly accretive to earnings due to the seasonality of the two businesses and transaction expenses. As a result of the slight accretion to earnings, Sherwin-Williams has not changed its previously announced earnings expectations for the 2004 year of $2.58 to $2.66 per share compared to $2.26 per share in 2003.

Duron, Inc. is a leading coatings company in the eastern portion of the United States servicing the professional painting contractor, builder and do-it-yourself markets through 230 company-owned stores. Duron customers will continue to be supported by Duron employees through existing Duron stores and manufacturing facilities.

Paint Sundry Brands Corporation provides high quality paint applicators to professional paint contractors and do-it-yourself users under the Purdy(R), Bestt Liebco(R) and other brands. Paint Sundry Brands will continue to operate under its current management.

Christopher M. Connor, Chairman and Chief Executive Officer of The Sherwin-Williams Company, said, "We are pleased to have completed these two acquisitions and welcome the Duron and Paint Sundry Brands organizations into The Sherwin-Williams Company. These employees and businesses will assist us in the continued implementation of our growth strategy

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of supplying high quality products and services to professional paint contractors and do-it-yourself users through various channels of distribution."

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.


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This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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